Exhibit 99.1

Aquamer Announces Purchase of Intermodal Carrier Product Liner Technology from ThermaFreeze Products Corporation

Company to enter intermodal cargo container liner business - Appoints Tom Belina as President of Aquamer Shipping Corp.

Red Bank, NJ, March 23, 2010 -- (NEWSWIRE) - Aquamer Shipping Corp., a wholly-owned subsidiary of Aquamer Medical Corp. (OTCBB: AQUM.OB) (Aquamer), today announced  the purchase of the intellectual property and  manufacturing process for the production of shipping liners to be marketed to the intermodal container shipping industry from ThermaFreeze Products Corporation (TZPC.PK) (ThermaFreeze) .  Aquamer's management believes this technology purchase and Aquamer's intent to enter the intermodal shipping liner business represent a significant revenue and product diversification opportunity designed to maximize shareholder value.  Under the terms of the agreement with ThermaFreeze, ThermaFreeze will gain an approximate 10% stake in Aquamer.

The management team of Aquamer believes the intermodal shipping business is underserved by the current competitors in the container liner business and believes its lightweight liner barrier product that easily installs in 20, 40 or 45-foot shipping containers offers significant benefits to intermodal shippers.  The unique proprietary product will be called the "A1 Liner" and is designed to protect the cargo within the container from moisture encountered from rain or the accumulation of condensation.  Additionally, the product's unique proprietary metallic formulation limits heat spikes during transport and protects the products being shipped from being contaminated by sour odors left over from previous cargo shipments.  Recently published shipping industry data indicates that as of the end of 2005, the year for which the most recently available data is published, there were approximately 18 million shipping containers that made more than 200 million trips.  In the view of Aquamer management, a large percentage of these transports involved the shipment of products that could be better protected through the use of the A1 Liner.

"We believe the acquisition of the liner technology and production process will provide alternative high growth opportunities for Aquamer and is part of an overall revenue and sector diversification strategy we are beginning with this acquisition," commented Richard Falcone, CEO of Aquamer.  "The technologies we are purchasing from ThermaFreeze Products Corporation were previously utilized to service many significant intermodal shippers and product manufacturers.  We are very pleased to announce we will soon be commencing production of this unique proprietary product in order to once again serve the needs of various manufacturers of consumer and industrial goods and worldwide intermodal shipping companies.  We believe this is clearly a high growth revenue opportunity for Aquamer."

Tom Belina, the newly appointed President of Aquamer Shipping, who developed the A1 Liner technology and process, commented, "We believe we have a significant market opportunity within the intermodal shipping segment, as we believe our product is significantly superior to other products currently available to the market segment.  Additionally, we are reestablishing relationships with major shippers who previously   purchased the liners.   We foresee great things for our organization as we move into production of what we believe to be the world's best intermodal container liner system."

About Aquamer Medical Corp.

Aquamer (OTCBB:AQUM - News) is a holding company for early stage innovative technology development. The technologies that the company seeks are at the stage of pre-market or right after market entry.

Forward-Looking Statements

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: Such forwarding-looking statements may relate to, among other things, the benefits of ThermaFreeze's technology, its related growth opportunities for Aquamer and effect on Aquamer's revenue and product diversification, Aquamer's intent to enter the intermodal shipping liner business and the current competitive landscape for the container liner business. The results anticipated by any or all of these forward-looking statements may not occur. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and the Company's Quarterly Report on Form 10-Q for the third quarter ended September 30, 2009. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

Source:  Aquamer Medical Corp.
Contact:
Joe Noel
(925) 922-2560